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                                                                    EXHIBIT 10.1
                                                                    ------------

                             CONSULTING AGREEMENT
                             --------------------

     THIS AGREEMENT is entered into effective the 10th day of November, 1998, at Houston, Texas, between GK INTELLIGENT SYSTEMS, INC., a Delaware corporation ("Corporation" or "GKIS") and MARCUS F. WRAY ("Wray").

     WHEREAS, GKIS is in the business of providing artificial intelligence based education, training and performance support and is based in Houston, Texas; and

     WHEREAS, GKIS desires that Wray consult with GKIS on the establishment of retail distribution for the Company's products in the global marketplace and/or introduce GKIS to parties who may be interested in GKIS's products and make himself reasonably available to mentor and advise the directors, officers and management of GKIS; and

     WHEREAS, GKIS desires that Wray become an advisor and mentor to the directors, officers and management of GKIS in all phases of retail product distribution as well as global marketing developments which could effect GKIS's business; and

     WHEREAS, Wray desires to acquire an equity interest in the Corporation's common stock; and

     WHEREAS, GKIS considers it to be in its best interest that Wray assume a position as a member of the GKIS Board of Directors;

     NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

     1. AGREEMENT TO PROVIDE CONSULTING SERVICES. Wray agrees to provide consulting services as requested from time to time by GKIS and to help GKIS establish market opportunities and retail distribution for its products/services in the domestic and international marketplace, making himself reasonably available to mentor and advise GKIS directors, officers and management periodically during the term of this Agreement.

     2. POSITION ON GKIS BOARD OF DIRECTORS. The Corporation, acting through its existing Board of Directors, will appoint Wray as a member of the Board of Directors. Upon election by the Board of Directors, Wray agrees to assume a position on the GKIS Board and to serve diligently as a member thereof, faithfully performing all fiduciary duties as a director of the Corporation.

     3. COMPENSATION. As compensation for the services to be rendered hereunder, GKIS will pay Wray up to Fifty Thousand Dollars ($50,000) as follows: on any date on which Wray elects to exercise the Option (as defined herein) the Company will pay Wray an amount equal to the number of shares for which such election is made multiplied by five cents ($0.05).

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     4.   OPTION GRANT.

     (a) Option Grant. Effective as of the effective date of this Agreement, Wray shall be granted an option ("Option") to purchase the one million (1,000,000) shares of GKIS common stock (the "Option Shares") with an exercise price of $0.05 per Option Share. Subject to its earlier termination as provided below, the Option shall expire on the 10th anniversary of the effective date of this Agreement.


     (b) Option Vesting. Commencing on November 30, 1998, and continuing on the last day of each calendar month during the term of this Agreement, one-twelfth of the Option Shares shall become exercisable; provided, however, that if this Agreement is terminated prior to the end of a calendar month, no Option Shares shall vest for that month. Notwithstanding the foregoing, in the event Wray dies during the term of this Agreement or the Corporation terminates this Agreement for any reason other than pursuant to Section 12.b. or Section 12.d., the Option shall become immediately exercisable in full.

     (c) Payment of Exercise Price. To the extent the Option is exercisable, Wray may exercise the Option from time to time by a notice in writing of such exercise delivered to the Corporation, attention Secretary, at its principal corporate offices. The date of exercise shall be the date the notice is hand delivered or mailed to the Corporation, whichever is applicable. An election to exercise the Option shall be accompanied by the tender of the full exercise price of the shares for which the election is made. Payment may be made, in Wray's discretion, (i) in cash or check, (ii) shares of GKIS stock already-owned by Wray, (iii) a "cashless-broker" exercise in accordance with a Corporation-established policy or program for the same, (iv) notice from Wray for the Corporation to withhold a number of shares from the Option excise having an aggregate fair market value on such date not exceeding the aggregate exercise price, or (v) any combination of the foregoing.

     (d) Registration Rights. Shares acquired by Wray upon any exercise of the Option shall be subject to registration rights no less favorable to Wray than the registration rights provided by the Corporation to any other stockholder with a comparable or greater number of shares.

     (e) Transferability of Option. Wray may transfer all or any part of the Option by gift to one or more of his immediate family members or related family trusts or similar entities, in his discretion. If transferred, the Option (and any shares acquired upon exercise) shall be subject to the same provisions of this Agreement as if held or owned, as the case may be, by Wray.

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     5.  RIGHTS PRIOR TO ISSUE. Wray shall have no rights as a stockholder with respect to the Option Shares until GKIS has received full payment of the purchase price and the Option Shares have been issued.

     6. PRIOR AGREEMENTS. This Agreement supersedes and is in lieu of any and all prior or contemporaneous agreements, communications or understandings, whether written or unwritten, verbal or tacit, or implied by prior dealings, between and among any of the parties, their predecessors or affiliates with respect to the matters set out herein and therein, respectively.

     7. AMENDMENT IN WRITING. No amendment, modification or change to this Agreement shall be binding unless in writing, signed by all the parties hereto.

     8. ASSIGNMENT. This Agreement is for personal services by Wray and shall not be assignable by Wray. This Agreement may be assigned by GKIS and shall inure to the benefit of the successors and assigns of GKIS.

     9. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF WRAY. Wray represents, warrants and agrees as follows:

         a. No Registration. Wray is aware that the Shares have not been registered nor is registration contemplated under the Securities Act of 1933, and accordingly, that the Initial Shares must be held indefinitely unless they are subsequently registered under said Act or unless, in the opinion of counsel for the Corporation, a sale or transfer may be made without registration thereunder. Wray agrees that any certificates evidencing the Initial Shares may bear a legend restricting the transfer thereof consistent with the foregoing and that a notation may be made in the records of the Corporation restricting the transfer of the Initial Shares in a manner consistent with the foregoing.

         b. No Preemptive Rights. Wray acknowledges and agrees that he has no preemptive rights with respect to the Shares to be purchased hereunder.

         c. Exchange Act Filings. Wray acknowledges and agrees that he has read and understands the Corporation's Annual Report on Form 10K-SB for the fiscal year ended May 31, 1998.

    10. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF GKIS. GKIS represents, warrants and agrees as follows:

         a. Authority. GKIS is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, with full corporate power and authority to carry on its business as it is now being conducted, to own or hold under lease the properties and assets it now owns or holds under lease, and to enter into

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             and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of all the transactions contemplated thereby have been duly authorized by all necessary corporate action on behalf of GKIS. The persons signing on behalf of GKIS are duly authorized to do so and this Agreement will be binding upon GKIS.

         b. Acknowledgment of Wray's Fiduciary Obligations to Third Parties. GKIS understands, acknowledges and agrees that Wray is an officer or director of other corporations, and thus may have a fiduciary relationship towards one or more third parties, including his own businesses and that, in such capacity, Wray is subject to certain ethical and business constraints with respect to certain materials or information of third parties which may be confidential, trade secret, proprietary or otherwise subject to restrictions on its use or dissemination by Wray. GKIS acknowledges and agrees that it will not constitute a breach of this agreement for Wray to comply with these obligations to their full legal, moral and ethical limitations.

    11. TERM OF AGREEMENT. The term of this Agreement shall be for one (1) year from the date of this Agreement, unless terminated by either party pursuant to the provisions contained herein.

    12. TERMINATION OF AGREEMENT. This Agreement shall be automatically terminated upon the death of Wray and may be terminated by the parties as follows:

         a. Illness or Other Disability. If Wray, during the term of this Agreement, shall fail to perform his duties hereunder as a result of illness or other disability which shall continue for a period of more than eight (8) weeks, the Corporation shall have the right to terminate this Agreement and remove Wray from the Board of Directors effective as of a date to be specified in written notice of termination sent to Wray.

         b. Conduct. If Wray shall use liquor or drugs to an extent which has a visible detrimental effect on his services to the Corporation, or conduct himself publicly or privately in a manner which offends against decency or causes him to be held in public ridicule or causes public scandal, the Corporation shall have the right to terminate this Agreement and remove Wray from the Board of Directors effective as of a date to be specified in written notice of termination sent to Wray.

         c. Unilateral Termination by Wray. Wray may terminate this Agreement and his obligations hereunder effective as of a date to

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             be specified in written notice of termination sent to the
             Corporation, such date not to be more than ten (10) days after delivery of the notice.

         d. Termination for Cause Other than Conduct. The Corporation may terminate this Agreement and remove Wray from the Board of Directors at any time if the Board of Directors determines that Wray has breached his fiduciary duties to the Corporation or failed to perform his duties hereunder and such failure is not due to illness or disability. Such termination shall be effective as of a date to be specified in a written notice of termination, such date to be not more than ten (10) days after delivery of the notice.

    13. NOTICES. All notices required hereunder shall be in writing and shall be sent via certified mail, postage prepaid, if to GKIS, in care of President, 5555 San Felipe, Suite 625, Houston, Texas, 77056, and if to Wray, in care of Marcus F. Wray, 2800 Ferndale Street, Houston, Texas 77098. Notices shall be effective upon deposit in the United States mail.

    14. CHOICE OF LAW. The parties agree that this agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, excluding any principle or provision thereof that would require application of the laws of any other jurisdiction.

    15. ARBITRATION. If the parties have any disagreement or dispute arising in connection with this Agreement that cannot be resolved amicably among the parties, such dispute shall, on the written request of either party, be submitted to arbitration. Such arbitration shall be binding and shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of arbitration. The cost and expenses, including attorney's fees and the fees of the arbitrators, shall be borne by the losing party or in such proportions as the arbitrators shall determine. All arbitration proceedings hereunder shall be held in Houston, Texas.

    16. CONFIDENTIAL INFORMATION. Wray shall hold in fiduciary capacity for the benefit of GKIS all information, knowledge and data of a secret or confidential nature relating to GKIS or any of its affiliated companies, and their respective businesses, which shall have been obtained by Wray during the term of this Agreement and which shall not be or become public knowledge (other than by acts by Wray or representatives of Wray in violation of this Agreement). After termination of this Agreement, Wray shall not, without the prior written consent of GKIS or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than GKIS and those designated by it.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year set forth above.

                              GK INTELLIGENT SYSTEMS, INC


                              By:  /s/ Gary Kimmons
                                 ------------------------------------
                                   GARY KIMMONS, C.E.O.



                                   /s/ Marcus F. Wray
                                 ------------------------------------
                                   MARCUS F. WRAY

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